Exhibit 58

January 29, 2008

VIA FACSIMILE TRANSMISSION AND E-MAIL

Liberty Media Corporation

BDTV INC.

BDTV II INC.

BDTV III INC.

BDTV IV INC.

c/o Charles Y. Tanabe

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Facsimile No.: (720) 875-5382

Email: cyt@libertymedia.com

Gentlemen:

           Reference is made to Section 3 of the Joint Filing Agreement, dated as of August 19, 2005, by and among Liberty Media Corporation, a Delaware corporation, the undersigned, BDTV INC., a Delaware corporation, BDTV II INC., a Delaware corporation, BDTV III INC., a Delaware corporation, and BDTV IV INC., a Delaware corporation (the “Joint Filing Agreement”).

           Notice is hereby given, pursuant to Section 4 of the Joint Filing Agreement, that the Joint Filing Agreement is terminated, effective immediately.

BARRY DILLER

/s/ Barry Diller

cc:

Frederick H. (“Buzz”) McGrath, Esq.

Pamela S. Seymon, Esq.